Exhibit 99.1

News Release

For More Information Contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE ANNOUNCES $20 MILLION STOCK
REPURCHASE PROGRAM
Hillsboro, OR-February 27, 2013 - Lattice Semiconductor Corporation (NASDAQ: LSCC) announced today that its Board of Directors has approved a stock repurchase program pursuant to which up to $20 million of its outstanding common stock may be repurchased from time to time. The duration of the repurchase program is twelve months. Under the program, Lattice may purchase shares of its common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions and corporate and regulatory considerations. The purchases will be funded from available working capital. As of February 25, 2013, Lattice had approximately 115,454,114 shares of common stock outstanding.
Lattice Semiconductor concluded a prior twelve month repurchase program in February 2013, having repurchased and retired approximately 4.65 million total shares at a cost of approximately $20 million.

“The announcement of this new stock repurchase program underscores our confidence in the Company's prospects and our continuing commitment to building shareholder value,” stated Darin Billerbeck, Lattice's Chief Executive Officer. “Our solid financial position has permitted us to continue our development of innovative programmable logic solutions for the mass market.”
Forward Looking Statements Notice
The foregoing paragraphs contain forward-looking statements about Lattice's common stock repurchase program, including the maximum amounts that may be purchased under the program, our confidence in the Company's prospects and our ability to continue our development of innovative programmable logic solutions for the mass market. The statements are based on management's current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the company's control and are difficult to predict, including, but not limited to, changes in the market price of the company's common stock and changes in the company's financial results, financial condition and cash requirements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Lattice undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
About Lattice Semiconductor
Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.
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Lattice Semiconductor Corporation, Lattice (& design) and L (& design) are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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